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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 of Raindance Communications, Inc. (formerly Evoke Communications, Inc.) of our report dated February 20, 2001, with respect to the consolidated balance sheets of Raindance Communications, Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K/A of Raindance Communications, Inc.

                                       /s/ KPMG LLP

                                       KPMG LLP

Boulder, Colorado
February 5, 2002